Exhibit 3.1

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State	KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

June 25, 2018

Job Number:	C20180625-2373
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20180284192-07	Amendment	3 Pages/1 Copies

Certified By: Nita Hibshman Certificate Number: C20180625-2373	Respectfully, /s/ Barbara K. Cegavske
Barbara K. Cegavske Secretary of State

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of /s/ Barbara K. Cegavske	Document Number 20180284192-07
Barbara K. Cegavske Secretary of State	Filing Date and Time 06/25/2018 2:38 PM
State of Nevada	Entity Number E0567502015-5

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of stock)

1. Name of corporation:

NEXEON MEDSYSTEMS INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IX is hereby amended by adding the following:

“Upon the filing of this Amendment with the Secretary of State of the State of Nevada (the “Effective Time”), each fourteen (14) outstanding shares of Common Stock (the “Old Common Stock”) shall be split and converted into one (l) share of Common Stock (the “New Common Stock”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth in this Article IX.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ____________________________

4. Effective date and time of filing: (optional)	Date: ___________________ Time: _______________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised:1-5-15

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION, AS AMENDED,

OF

NEXEON MEDSYSTEMS INC.

Nexeon Medsystems Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”) hereby certifies that the amendment set forth below to the Corporation’s Articles of Incorporation (the “Articles”) was duly adopted in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes:

The Articles have been amended as follows:

1.    Article IX is hereby amended by adding the following:

“Upon the filing of this Amendment with the Secretary of State of the State of Nevada (the “Effective Time”), each fourteen (14) outstanding shares of Common Stock (the “Old Common Stock”) shall be split and converted into one (1) share of Common Stock (the “New Common Stock”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth in this Article IX.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. All references to “Common Stock” in these Articles shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by fourteen (14) and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

2.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: greater than 50%

3.    Effective date of filing: June 25, 2018

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of June 25, 2018.

By:	/s/ William Rosellini
Name:	William Rosellini
Title:	Chief Executive Officer